EXHIBIT 16.1

RBSM LLP
5 WEST 37th STREET
9th FLOOR
NEW YORK , NY 10018

December 30, 2008

Securities and Exchange Commission
Washington, DC 20549

Re: Global Diversified Industries, Inc.
File No. 333-83231

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K/A (5), dated September 15, 2008, of Global Diversified Industries, Inc. (the “ Registrant”) and are in agreement with the statements relating only to RBSM LLP contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ RBSM LLP